                                                                   EXHIBIT 10.49

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             CENTENNIAL PIPELINE LLC

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            THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of August 10, 2000, by and between Marathon Ashland Petroleum LLC, a Delaware limited liability company ("MAP"), Panhandle Eastern Pipe Line Company, a Delaware corporation ("PEPL"), and TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership ("TEPPCO"), as Members of Centennial Pipeline LLC (the "Company").

                              Preliminary Statement

            1. On March 27, 2000, MAP, pursuant to a Memorandum of Understanding between the Members, formed the Company by entering into a Limited Liability Company Agreement for the Company (the "Original LLC Agreement") and filing a Certificate of Formation of the Company with the Secretary of State of the State of Delaware;

            2. On August 10, 2000, MAP, TEPPCO and PEPL entered into a Formation Agreement (the "Formation Agreement") providing for the terms and conditions under which they have agreed to amend and restate the Original LLC Agreement for the Company as set forth herein and contribute assets to the Company; and

            3. The Members are entering into this LLC Agreement to amend and restate the Original LLC Agreement in its entirety, to admit PEPL and TEPPCO as Members of the Company, and to set forth the rights and responsibilities of each of them with respect to the governance, financing and operation of the Company.

            NOW, THEREFORE, MAP, TEPPCO and PEPL hereby agree as follows:


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                                    ARTICLE I

                                   Definitions

            SECTION 1.01. Certain Definitions. Unless expressly stated otherwise, defined terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached.

                                   ARTICLE II

                               General Provisions

            SECTION 2.01. Continuation; Effectiveness. The parties hereto hereby continue the Company formed as a limited liability company pursuant to the provisions of the Delaware Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on March 27, 2000. Pursuant to Section 18-201(d) of the Delaware Act, the provisions of this LLC Agreement shall be effective as of the effective date of this LLC Agreement. Each Member hereby adopts, confirms and ratifies the Certificate of Formation and all acts taken in connection therewith. TEPPCO and PEPL shall be admitted as Members of the Company upon execution and delivery of this LLC Agreement. Except as provided in this LLC Agreement, the rights, duties, liabilities and powers of the Members shall be as provided in the Delaware Act.

            SECTION 2.02. Name. The name of the Company is and shall continue to be Centennial Pipeline LLC. The Board of Managers may adopt such trade or fictitious names as it may determine.

            SECTION 2.03. Term. Subject to the provisions of Article XIV providing for early termination in certain circumstances, the initial term of the Company (the "Initial Term") began on the date the Company's Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue until the close of business on December 31, 2050 and, thereafter, the term of the Company shall be automatically extended for successive ten (10) year periods unless at least two years prior to the end of the Initial Term or any succeeding ten (10) year period, as applicable, a Member notifies the other Members in writing that it wants to terminate the term of the Company at the end of


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the Initial Term or such ten (10) year period; in which event, the term of the
Company shall not thereafter be extended for a successive ten (10) year term. The Initial Term, together with any such extensions, shall be the "Term of the Company." The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation in the manner provided in the Delaware Act.

            SECTION 2.04. Registered Agent and Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, and the address of the registered agent and the address of the office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Board of Managers may change such office and such agent from time to time in its sole discretion.

            SECTION 2.05. Purpose. (a) The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Delaware Act, either directly, or indirectly through one or more subsidiaries, including, but not limited to, transporting petroleum, oil and other liquids and gas through pipes and for otherwise storing, transporting and transmitting petroleum, oil and other liquids and gas as a common carrier or otherwise, and owning, leasing or operating terminals to further such purposes.

            (b) The Company, and the President on behalf of the Company, may enter into and perform the Transaction Documents to which the Company is a party without any further act, vote or approval of the Board of Managers or the Members notwithstanding any other provision of this LLC Agreement, the Delaware Act or other applicable law. The President of the Company is hereby authorized to enter into such Transaction Documents on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Board of Managers to enter into other agreements on behalf of the Company.

            SECTION 2.06. Powers. In furtherance of its purposes, but subject to all the provisions of this LLC Agreement, the Company shall have the power and is hereby authorized to:


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            (a) acquire by purchase, lease, contribution of property or otherwise, own, operate, hold, sell, convey, transfer or dispose of any real or personal property, tangible or intangible assets, which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

            (b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any Person or entity and to exercise all the powers, duties, rights and responsibilities associated therewith;

            (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

            (d) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

            (e) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

            (f) prepay in whole or in part, refinance, recast, increase, replace, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

            (g) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Person or entity affiliated with any of the Members, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;


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            (h) employ or otherwise engage employees, managers, contractors, advisors, accountants, attorneys and consultants and pay reasonable compensation for such services;

            (i) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other Persons or entities in furtherance of the purposes of the Company;

            (j) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Delaware Act; and

            (k) merge or otherwise combine with or convert into any other business entity.

                                   ARTICLE III

                                     Members

            SECTION 3.01. Members; Percentage Interests. The names and addresses of the Members and their respective Percentage Interests are as follows:

                                                                 Percentage
            Members                                              Interests
            -------                                              ---------
            Marathon Ashland Petroleum LLC                       33 1/3 %
            539 South Main Street
            Findlay, Ohio  45840

            Panhandle Eastern Pipe Line Company                  33 1/3 %
            5444 Westheimer Road, Suite 500
            Houston, Texas  77056-5306

            TE Products Pipeline Company, Limited Partnership    33 1/3 %
            P. O. Box 2521
            Houston, Texas  77252-2521

            SECTION 3.02. Adjustments in Percentage Interests. TEPPCO's, MAP's and PEPL's Percentage Interests, and the Percentage Interests of each other Member, if any, shall be adjusted (a) at


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the time of any Transfer of such Member's Membership Interest pursuant to
Section 10.01, (b) at the time of the admission of each new Member pursuant to such terms and conditions as the Board of Managers from time to time shall determine pursuant to a vote in accordance with Section 8.07(b), in each case to take into account such Transfer or admission of a new Member, and (c) at the time of an election pursuant to Section 4.06(b)(iii).

                                   ARTICLE IV

       Capital Contributions; Assumption of Liabilities; Capital Accounts

            SECTION 4.01. Initial Capital Contributions and Assumed Liabilities.
(a) Simultaneously with the execution of this LLC Agreement, each Member shall be deemed to have made an initial contribution to the Company for all costs incurred by such Member under the Cost Sharing Agreement, and each Member shall be deemed to have made contributions for the amounts expended under Section 7.8 of the Formation Agreement.

            (b) On the Closing Date, PEPL shall contribute, convey, transfer, assign and deliver to the Company the PEPL Transferred Assets. On the Closing Date, MAP shall execute and deliver to the Company the MAP T&D. On the Formation Date, TEPPCO shall contribute to the Company the TEPPCO Property Contribution. On the Closing Date, TEPPCO shall start payment of the TEPPCO Cash Contribution. In each case, the contribution shall be made pursuant to terms and conditions of the Formation Agreement. In addition, any additional assets that TEPPCO, MAP or PEPL are required to contribute, convey, transfer, assign and deliver to the Company at some other date or dates pursuant to the terms and conditions of the Formation Agreement shall be so contributed at such other date or dates.

            (c) The Company shall assume, as of the effective date of such transfer, the TEPPCO Contracts, the PEPL Assumed Liabilities and the various obligations under the PEPL Rights of Way, the PEPL Contracts, and such other contracts as may be assigned to it, pursuant to the terms of the Formation Agreement.


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            SECTION 4.02 Additional Capital Contributions. Except as otherwise provided in Section 7.8 and Section 11.5 of the Formation Agreement and Section
5.02 of this LLC Agreement, the Members shall make other additional capital contributions pro rata based on their respective Percentage Interests if and to the extent such capital contributions are approved by the Board of Managers pursuant to a vote in accordance with Section 8.06(c) except for capital contributions described in Section 8.07(l).

            SECTION 4.03. Maintenance of Capital Accounts. An account (a "Capital Account") shall be established and maintained in the Company's books for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and to which the following provisions apply to the extent not inconsistent with such Regulation:

            (a) There shall be credited to each Member's Capital Account (i) the amount of money contributed by such Member to the Company (including liabilities of the Company assumed by such Member as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)), (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code
Section 752), and (iii) such Member's share of the Company's Profit and Loss if such is positive;

            (b) There shall be debited from each Member's Capital Account (i) the amount of money distributed to such Member by the Company (including liabilities of such Member assumed by the Company as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)) other than amounts which are in repayment of debt obligations of the Company to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such property that such Member is considered to assume or take subject under Code Section 752), and (iii) such Member's share of the Company's Profit and Loss if such is negative;

            (c) To each Member's Capital Account there shall be credited, in the case of an increase, or debited, in the case of a decrease, such Member's share of any adjustment to the adjusted basis of Company assets pursuant to Code
Section 734(b) or Code Section 743(b) to the extent provided by Treasury Regulation Section 1.704-(b)(2)(iv)(m); and


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            (d) Upon the transfer of all or any part of the Membership Interest of a Member, the Capital Account of the transferee Member shall include the portion of the Capital Account of the transferor Member attributable to such transferred Membership Interest (or portion thereof).

            (e) If any additional Membership Interest are to be issued in consideration for a contribution of property or cash or if any Company property is to be distributed in liquidation of the Company or a Membership Interest, the Capital Accounts of the Members (and the Carrying Value of the Company properties used to determined the Capital Accounts) shall, immediately prior to such issuance or distribution, as the case may be, be adjusted (consistent with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to all Company properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon actual sale of such properties upon a liquidation of the Company immediately prior to such issuance). If the Agreed Value of any property of the Company is properly reflected on the books of the Company at a Carrying Value that differs from the adjusted tax basis of such property, this Section 4.03(e) shall be applied with reference to such value.

            SECTION 4.04. Negative Capital Account Balances; Withdrawal of Capital. Except as provided in Section 6.01(e)(iv), in the event that any Member's Capital Account falls below zero, none of the Members shall have any obligation to the Company or to the other Members to restore any negative balance in its Capital Account. No Member may withdraw capital or receive any distributions from the Company except as specifically provided herein.

            SECTION 4.05. No Third Party Beneficiaries. The provisions of this Agreement including, without limitation, this Article IV, are intended solely to benefit the Members and to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company. No such creditor of the Company shall be a third party beneficiary of this LLC Agreement. No Member or member of the Board of Managers shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this LLC Agreement.


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            SECTION 4.06 Failure to Contribute. (a) If a Member does not contribute by the time required all or any portion of a capital contribution that such Member ("Delinquent Member") is required to make as provided in this LLC Agreement, the Company (by vote of at least a majority of the Percentage Interests remaining after excluding the Percentage Interest of the Delinquent Member) may exercise, on written notice to such Delinquent Member, the following remedy:

            (i) permitting the other Members in proportion to their Membership Interest or in such other percentages as they may agree (the "Lending Member," whether one or more), to advance the portion of the Delinquent Member's capital contribution that is in default, with the following results:

                  (1) the sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a capital contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement;

                  (2) the principal balance of the loan and all accrued unpaid interest thereon (collectively, the "Obligation") is due and payable in whole on the tenth Business Day after the day written demand requesting payment of the Obligation is made by the Lending Member to the Delinquent Member;

                  (3) the amount lent bears interest at the Default Interest Rate from the date on which the advance is deemed made until the date that the loan, together with all interest accrued thereon and all costs and expenses associated therewith ("Loan Costs"), is repaid to the Lending Member;

                  (4) all distributions from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the Obligation and any Loan Costs have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest, second to Loan Costs, and finally to principal);


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                  (5) the payment of the Obligation and Loan Costs is secured by a security interest in the Delinquent Member's Membership Interest, as more fully set forth in Section 4.06(c); and

                  (6) the Lending Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of the State of Delaware) that the Lending Member may deem appropriate to obtain payment from the Delinquent Member of the Obligation and all Loan Costs.

            (b) If a Delinquent Member does not pay the Obligation and Loan Costs when due, or if no Member is willing to become a Lending Member, the Company (by vote of at least a majority of the Percentage Interest remaining after excluding the Percentage Interest of the Delinquent Member) may exercise, on written notice to such Delinquent Member, one or more of the following remedies:

            (i) taking such action (including, without limitation, court proceedings) as the Company may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member's capital contribution that is in default, along with the costs and expenses associated with the collection of such Delinquent Member's capital contribution;

            (ii) exercising any other rights and remedies available at law or in equity; or

            (iii) the other Members (by affirmative vote of at least a majority of the Membership Interest held by such other Members) may elect to make any such unpaid capital contributions to the Company and adjust the Percentage Interest for each Member to equal the percentage obtained by dividing (A) the Target Amount, plus all pro-rata capital contributions (as described in Section
4.02 of this LLC Agreement) by such Member (including any capital contributions made by such Member under this Section), plus such Member's pro-rata share of the Company's earnings before interest, income taxes, depreciation and amortization (calculated as of the end of the most recent month), less all pro-rata distributions (as described in Section 5.01(a) and the pro-rata distribution portion of Section 5.02(c) of this LLC Agreement) to such Member by
(B) three times the


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Target Amount, plus all pro-rata capital contributions (as described in Section
4.02 of this LLC Agreement) by the Members (including any capital contributions made by the Members under this Section), plus the Company's earnings before interest, income taxes, depreciation and amortization (calculated as of the end of the most recent month), less all pro-rata distributions (as described in
Section 5.01(a) and the pro-rata distribution portion of Section 5.02(c) of this LLC Agreement) to the Members. This formula shall apply only to such items described in subsections (A) and (B) of this Section 4.06(b)(iii) that have occurred since the Commencement Date.

            (c) Each Member grants to the Company and to each Lending Member with respect to any Obligation and Loan Costs owed to such Lending Member by that Member as a Delinquent Member pursuant to Section 4.06(a)(i), as security, equally and ratably, a security interest in its Membership Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. The security interest secures the payment of all capital contributions such Member has agreed to make and the payment of any Obligation and Loan Costs owed to a Lending Member by such Member as a Delinquent Member pursuant to
Section 4.06(a)(i). On any default in the payment of a capital contribution or in the payment of any Obligation or Costs, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 4.06(c). Each Member shall execute and deliver to the Company and the Lending Member, as applicable, all financing statements and other instruments that the Company or the Lending Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 4.06(c). At the option of the Company or Lending Member, as applicable, this LLC Agreement or a carbon, photographic, or other copy thereof may serve as a financing statement.

                                    ARTICLE V

                                  Distributions

            SECTION 5.01. Distributions. (a) No later than thirty (30) days after the end of each Fiscal Quarter (starting with the Fiscal Quarter in which the Commencement Date occurs) during each Fiscal Year, the Company shall distribute to the Members (the date of such distribution being a


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"Distribution Date"), in accordance with their Percentage Interests (except as provided in Section 5.03), an amount in cash equal to the Distributable Cash of the Company and its subsidiaries, such amount determined as of the last day of such Fiscal Quarter.

            (b) The Company shall prepare and distribute to each Member, within twenty-five (25) days after the end of each Fiscal Quarter, a statement (a "Distributions Calculation Statement") setting forth the calculations used by the Company in determining distributions pursuant to Section 5.01(a) of (i) the amount of Distributable Cash for such Fiscal Quarter; and (ii) the allocation of such Distributable Cash between the Members.

            (c) Notwithstanding anything to the contrary in this LLC Agreement, any agreement reached between the Members to distribute cash in respect of a Fiscal Quarter in amounts which differ from the amounts which would be distributed using the methodology set forth in Section 5.01(a) shall not alter or waive in any manner the obligations of the Company to prepare and deliver the Distributions Calculation Statement as set forth in Section 5.01(b) above, and after any such agreement has been reached, the Company shall continue to prepare and deliver such Distributions Calculation Statement with respect to each subsequent Fiscal Quarter as if no such agreement had been reached.

            SECTION 5.02. Non-Pro Rata Distributions Upon Construction and Long Term Loan Fundings. (a) Pursuant to Section 9.4 of the Formation Agreement, it is contemplated that the funding of the Construction Debt will occur on the Formation Date. Each of the Members will receive a non-pro rata distribution from the Company of a portion of the proceeds from the first draw under the Construction Debt. The amount of such distribution to each Member will be determined and made in accordance with Section 7.8(c) of the Formation Agreement.

            (b) Pursuant to Section 2.5(a) of the Formation Agreement, it is contemplated that the funding of the Long Term Debt will occur on or about the Commencement Date. Thereafter as more fully provided herein, each of the Members will either receive a non-pro rata distribution from the Company, or make a non-pro rata contribution to the Company. The amount of such distribution or contribution will be determined in accordance with Section 11.5 of the Formation Agreement. Any such


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non-pro rata capital contribution shall be made within five (5) Business Days after the Board of Managers approves the calculations required to be made pursuant to Section 11.5 of the Formation Agreement. Non-pro rata distributions, if any, to PEPL or TEPPCO shall be made within five (5) Business Days of the Company's receipt of the proceeds of the Long Term Debt. Non-pro rata distributions to MAP shall be made at the times and in the annual amounts set forth below in Section 5.02(c).

            (c) MAP will receive a non-pro rata distribution from the Company in the amount of Five Million Dollars ($5,000,000) plus an amount determined in accordance with Section 11.5 of the Formation Agreement (the total being the "MAP Distribution Amount"). At the end of each Fiscal Year, the Company will determine its total Distributable Cash. To the extent that the total Distributable Cash exceeds the target cash amounts (the "Target Cash") as set forth below, the Company will distribute to MAP an equivalent amount up to Two Million Five Hundred Thousand Dollars ($2,500,000) as a non-pro rata distribution. Additional Distributable Cash above the $2,500,000 will be distributed pro rata to the Members in accordance with their Percentage Interests until an additional One Million Five Hundred Thousand Dollars ($1,500,000) has been distributed for any year. Any additional Distributable Cash above the $4,000,000 will be distributed non-pro rata to MAP. Such non-pro rata distributions will be made on the Distribution Date for the fourth (4th) Fiscal Quarter for each Fiscal Year and will be applied to reduce the MAP Distribution Amount until the entire MAP Distribution Amount has been distributed to MAP. Provided however, that if the entire MAP Distribution Amount has not been paid by the distribution for the fifth Fiscal Year, the Company will make a payment to MAP on such date of the difference between the MAP Distribution Amount and the payments made therefor prior to such date. The Members agree that the Company may enter into such financial arrangements as may be necessary to make such payment, including a non-pro rata cash call to the Members other than MAP. The method of funding such payment will be decided by the Members other than MAP; provided that such method will not be detrimental to MAP, and provided further that borrowing such amount by the Company is an acceptable arrangement. The Target Cash for the first five (5) Fiscal Years will be equal to the amounts shown in the line marked "Pretax Cash Flow and CapEx" in the base case economic model for the Company calculated in accordance with the form shown as Schedule 5.02(c). It is agreed that


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such model will be recalculated on the Commencement Date to derive the actual
Target Cash to be used for making the distributions prescribed in this Section 5.02(c). In such recalculation, only the value for lines marked "Long Term + WC + DSRF Interest" "Principal Payments on Project Debt" and "Expansion Capital Investment" may be changed. If in any Fiscal Year funds for Expansion Capital Investments are expended, the Target Cash amount for that Fiscal Year will be adjusted by the net amount of such expenditures as compared to the amounts shown in the "Expansion Capital Investment" line of the model as recalculated on the Commencement Date. To the extent that the Company has insufficient funds on a Distribution Date to make a required non-pro rata distribution to MAP in any of the first four Fiscal Years described in this Section 5.02(c), then the Company shall issue a call for capital contributions, without a vote, to the Members in a sufficient amount to make such payments.

            SECTION 5.03. Certain General Limitations. (a) Notwithstanding any provision to the contrary contained in this LLC Agreement, the Company, and the Board of Managers on behalf of the Company, shall not make a distribution to any Member with respect to such Member's Membership Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

            (b) Notwithstanding any other provision of this Article V, all amounts distributed to the Members in connection with a dissolution of the Company or the sale or other disposition of all or substantially all the assets of the Company that results in a dissolution of the Company, shall be distributed in accordance with Section 14.03.

            SECTION 5.04. Distributions in Kind. The Company shall not distribute to the Members any assets in kind unless approved by the Board of Managers. If cash and property in kind are to be distributed simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member, unless otherwise approved by the Board of Managers. For purposes of determining amounts distributable to Members under Section 5.01, for purposes of determining Profit and Loss under Section 6.02, for purposes of making adjustments to Capital Accounts under Article IV and for purposes of allocations under Article IV, any property to be distributed in kind shall have the Agreed Value assigned to such property by the Board of Managers and such Agreed Value shall be


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deemed to be part of and included in Distributable Cash for purposes of determining distributions to the Members under this LLC Agreement.

                                   ARTICLE VI

                        Allocations and Other Tax Matters

            SECTION 6.01. Allocations for Capital Account Purposes. (a) Except as otherwise provided herein or unless another allocation is required by Treasury Regulations issued under Section 7.04(b) of the Code, Profit and Loss for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

            (b) Notwithstanding the provisions of Section 6.01(a), if upon the dissolution and liquidation of the Company, the ratio of the balances of the Members' Capital Accounts is not equal to the Percentage Interests, gain or loss resulting from the sale of the Company's assets shall be allocated to cause the ratio of the Capital Account balances to be equal to the Percentage Interests (or to be as close thereto as possible if there is insufficient gain or loss to cause them to be equal to the Percentage Interests).

            (c) Notwithstanding the provisions of Section 6.01(a), all depreciation and amortization or cost recovery deductions shall be allocated as follows:

                  (i) Depreciation, amortization or cost recovery of the portion of the Carrying Value of a Contributed Property, or an Adjusted Property that was formerly a Contributed Property, attributable to the original Agreed Value of such property will be allocated to the Member that contributed the Contributed Property. For purposes of this Section 6.01(c)(i), a transferee of a Membership Interest shall succeed to the transferor's portion of any depreciation, amortization or cost recovery deduction allocations attributable to such Membership Interest.

                  (ii) Depreciation, amortization or cost recovery with respect to assets acquired, purchased or constructed by the Company and capital improvements to a Contributed Property funded,


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in either case, by non-pro rata capital contributions of one or more Members will be allocated to the Members and in the same proportion that the costs with respect to the purchase, creation or capital improvement were borne by the Members. For purposes of this Section 6.01(b)(ii), a transferee of a Membership Interest shall succeed to the transferor's portion of any depreciation, amortization or cost recovery deduction allocations attributable to such Membership Interest.

                  (iii) Depreciation, amortization or cost recovery of the portion of the Carrying Value of Company property attributable to an adjustment to such Carrying Value made pursuant to Section 4.03(e) shall be allocated to the Members in the same ratio as such adjustment is allocated pursuant to
Section 4.03(e). For purposes of this Section 6.01(b)(iii), a transferee of a Membership Interest shall succeed to the transferor's portion of any depreciation, amortization or cost recovery deduction allocations attributable to such Membership Interest.

            (d) Except as otherwise provided in this Agreement or in any Transaction Document, any Tax deduction or loss reflected on a Tax return, report or other Tax filing by the Company, attributable to (i) payments made or costs incurred by a Member, (ii) payments made or costs incurred by the Company and reimbursed or to be reimbursed by a Member and (iii) payments made or costs incurred by the Company and not shared among the Members based on their Percentage Interests, shall be allocated among the Members to take into account the amounts paid, incurred, reimbursed or shared by each.

            (e) Special Allocations. Notwithstanding any other provisions of this Section 6.01, the following special allocations shall be made for each taxable period:

                  (i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.01, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(f)(6),
(g)(2), and (j)(2)(i). For purposes of this Section 6.01(e), each Member's Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.01(e), with respect to such taxable period.

This Section 6.01(e)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.01 (other than (i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.01, each Member's Adjusted Capital Account balance shall be effected, prior to the application of any other allocations pursuant to this Section 6.01, other than (i) above, with respect to such taxable period. This Section 6.01(e)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (iii) Qualified Income Offset. Except as provided in (i) and
(ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income or gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible until such deficit balance is otherwise eliminated pursuant to (i) or (ii) above.

                  (iv) Gross Income Allocation. In the event either PEPL or TEPPCO has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.01(e)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.01(e) have been tentatively made as if this Section 6.01(e)(iv) was not in this Agreement. If the Company is liquidated and MAP has a deficit balance in its Adjusted Capital Account after taking into account all adjustments thereto but prior to the distributions under section 14.03 of this LLC Agreement, MAP shall contribute capital to the Company in an amount sufficient to eliminate such deficit by the end of the tax year in which the liquidation occurred (or, if later, within ninety (90) days after the date of such liquidation).

                  (v) Allocation of Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Membership Interest in the Company.

                  (vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated entirely to the Members that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

            SECTION 6.02. Tax Allocations. (a) For income tax purposes only, each item of income, gain, loss, deduction and credit of the Company as determined for income tax purposes shall be allocated between the Members in accordance with the corresponding allocation in Section 6.02, subject to the requirements of Section 704(c) of the Code.

            (b) The Members acknowledge and agree that Section 704(c) shall be applied using the so-called "traditional method" set forth in Treasury Regulation Section 1.704-3(c). Allocations of income, gain, loss or deduction shall, to the extent possible, have substantially the same effect on each Member's Federal income tax liability as the item of income, gain, loss or deduction for which allocation is limited.

            (c) Items described in this Section 6.02 shall neither be credited nor charged to the Members' Capital Accounts.

            SECTION 6.03. Tax Elections. (a) The Members intend that the Company be treated as a partnership for Federal income tax purposes. Accordingly, neither the Tax Matters Member nor any Member shall file any election or return on its own behalf or on behalf of the Company that is inconsistent with that intent.

            (b) Any elections or other decisions relating to tax matters that are not expressly provided for herein, including the determination of the fair market value of Contributed Property and the decision to adjust the Capital Accounts to reflect the fair market value of the Company's assets upon the occurrence of any event specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall be made jointly by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.

            SECTION 6.04. Fiscal Year. The fiscal year (the "Fiscal Year") of the Company for tax and accounting purposes shall be the 12-month (or shorter) period ending on the last day of December of each year.

            SECTION 6.05. Tax Returns. (a) The Company shall cause to be prepared and timely filed all Federal, state and local income tax returns and reports required to be filed by the Company and its subsidiaries. The Company shall provide copies of all the Company's Federal, state and local tax returns (and any schedules or other required filings related to such returns) that reflect items of income, gain, deduction, loss or credit that flow to separate Member returns, to the Members for their review and comment prior to filing, except as otherwise agreed by the Members. The Members agree in good faith to resolve any difference in the tax treatment of any item affecting such returns and schedules. However, if the Members are unable to resolve the dispute, the position of the Tax Matters Member shall be followed if nationally recognized tax counsel acceptable to all Members provides an opinion that substantial authority exists for such position. Substantial authority shall be given the meaning ascribed to it in Code Section 6662. If the Members are unable to resolve the dispute prior to the due date for filing the return, including approved extensions, the position of the Tax Matters Member shall be followed, and amended returns shall be filed if necessary at such time the dispute is resolved. The costs of the dispute shall be borne by the Company. The Members agree to file their separate Federal income tax returns in a manner consistent with the Company's return, the provisions of this Agreement and in accordance with applicable Federal income tax law.

            (b) The Company shall elect the most rapid methods of tax depreciation and amortization allowed under applicable law unless the Board of Managers agrees otherwise.

            (c) The Members shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding the tax treatment of the Company's operations. No Member shall enter into settlement negotiations with the Internal Revenue Service or any state, local or foreign taxing authority with respect to any issue concerning the Company's income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be Five Hundred Thousand Dollars ($500,000), or greater, without first giving reasonable advance notice of such intended action to the other Member.

            SECTION 6.06. Tax Matters Member. (a) Initially, MAP shall be the "Tax Matters Member" of the Company within the meaning of Section 6231(a)(7) of the Code, and shall act in any similar capacity under state or local law, but only with respect to returns for which items of income, gain, loss, deduction or credit flow to the separate returns of the Members. In the event of a transfer of any Member's Membership Interest in the Company, the Tax Matters Member shall be the Member with the largest Percentage Interest following such transfer, unless otherwise agreed by the Members.

            (b) The Tax Matters Member shall incur no liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Member) to the other Members including, but not limited to, liability for any additional taxes, interest or penalties owed by the other Members due to adjustments of Company items of income, gain, loss, deduction or credit at the Company level.

            SECTION 6.07. Duties of Tax Matters Member. (a) Except as provided in Section 6.07(b), the Tax Matters Member shall cooperate with the other Members and shall promptly provide the other Members with copies of notices or other materials from, and inform the other

Members of discussions engaged in with, the Internal Revenue Service or any state, local or foreign taxing authority and shall provide the other Members with notice of all scheduled administrative proceedings, including meetings with agents of the Internal Revenue Service or any state, local or foreign taxing authority, technical advice conferences, appellate hearings, and similar conferences and hearings, as soon as possible after receiving notice of the scheduling of such proceedings, but in any case prior to the date of such scheduled proceedings.

            (b) The duties of the Tax Matters Member under Section 6.07(a) shall not apply with respect to notices, materials, discussions, proceedings, meetings, conferences, or hearings involving any issue concerning the Company's income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be less than Five Hundred Thousand Dollars ($500,000) except as otherwise required under applicable law.

            (c) The Tax Matters Member shall not file a petition or complaint in any court, or file any claim, amended return or request for an administrative adjustment with respect to partnership items, after any return has been filed, with respect to any issue concerning the Company's income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be Five Hundred Thousand Dollars ($500,000) or greater, unless agreed by the other Members. If the other Members do not agree, the position of the Tax Matters Member shall be followed if nationally recognized tax counsel acceptable to all Members issues an opinion that a reasonable basis exists for such position. Reasonable basis shall be given the meaning ascribed to it for purposes of applying Code Section 6662. The costs of the dispute shall be borne by the Company.

            (d) The Tax Matters Member shall not enter into any settlement agreement with the Internal Revenue Service or any state, local or foreign taxing authority, either before or after any audit of the applicable return is completed, with respect to any issue concerning the Company's income, gains, losses, deductions or credits, unless any of the following apply:

                  (i) all Members agree to the settlement;

                  (ii) the tax effect of the issue if resolved adversely would be, and the tax effect of settling the issue is, proportionately the same for all Members (assuming each otherwise has substantial taxable income);

                  (iii) the Tax Matters Member determines that the settlement of the issue is fair to all Members and the amount of the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be less than Five Hundred Thousand Dollars ($500,000).

            (e) The Tax Matters Member may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Members.

            SECTION 6.08. Survival of Provisions. The provisions of this Agreement regarding the Company's tax returns and Tax Matters Member shall survive the termination of the Company and the transfer of any Member's Membership Interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the Federal, state, local and foreign taxation of the Company and items of Company income, gain, loss, deduction and credit.

            SECTION 6.09. Section 754 Election. In the event that a Member or transferee purchases the Membership Interest of a Selling Member pursuant to
Section 10.04, the purchasing Member or transferee shall have the right to direct the Tax Matters Member to make an election under Section 754 of the Code. The purchasing Member or transferee shall pay all costs incurred by the Company in connection with such election, including any costs borne by the Company to maintain records required as a result of such election. The purchasing Member or transferee, at its option and expense, may maintain on behalf of the Company any records required as a result of such election.

                                   ARTICLE VII

                                Books and Records

            SECTION 7.01. Books and Records; Examination. The Board of Managers shall keep or cause to be kept such books of account and records with respect to the Company's business as they may deem appropriate. Each Member and its duly authorized representatives shall have the right at any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Member) to examine, the books, records and accounts of the Company and its subsidiaries. The foregoing sentence notwithstanding, following the Commencement Date a Member shall not commence any such examination within two
(2) years following completion of a prior examination commenced by such Member. The Company's books of account shall be kept using the method of accounting determined by the Board of Managers. The "Company Independent Auditors" shall be an independent public accounting firm selected by the Board of Managers, and shall initially be PricewaterhouseCoopers.

            SECTION 7.02. Financial Statements and Reports. (a) Unaudited Monthly Financial Statements. The Company shall prepare and send to each Member promptly, but in no event later than noon on the 20th Business Day after the last day of each month, the following unaudited financial statements with respect to the Company and its subsidiaries: a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in capital (collectively, "Unaudited Financial Statements") as at the end of and for such month.

            (b) Unaudited Quarterly Financial Statements. The Company shall prepare and send to each Member promptly, but in no event later than the 30th day after the last day of each Fiscal Quarter, Unaudited Financial Statements as at the end of and for such Fiscal Quarter.

            (c) Audited Annual Financial Statements. Within 75 days after the end of each Fiscal Year, the Board of Managers shall cause (i) an examination to be made, at the expense of the Company, by the Company Independent Auditors, covering (A) the assets, liabilities and capital of the Company and its subsidiaries, and the Company's and its subsidiaries' operations during such Fiscal Year, and

(B) all other matters customarily included in such examinations and (ii) to be delivered to each Member a copy of the report of such examination, stating that such examination has been performed in accordance with generally accepted auditing standards, together with the following financial statements with respect to the Company and its subsidiaries certified by such accountants as having been prepared in accordance with GAAP: a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in capital as at the end of and for such Fiscal Year (collectively, the "Audited Financial Statements").

            (d) Final Annual Capital Account Schedule. The Company shall prepare and send to each Member promptly, but in no event later than the 15th day after the date the Company files its Federal income tax return with respect to each Fiscal Year, a schedule showing the respective Capital Accounts of the Members based on the Company's actual Profits and Losses for such Fiscal Year.

            (e) Other Financial Information. The Company shall prepare and send to each Member promptly such other financial information as a Member shall from time to time reasonably request.

                                  ARTICLE VIII

                            Management of the Company

            SECTION 8.01. Management. The business and affairs of the Company shall be managed by the Members' respective representatives ("Representatives") on a board of managers (the "Board of Managers"). The Representatives shall be deemed "managers" of the Company within the meaning of the Delaware Act. Except as otherwise expressly provided in this LLC Agreement or as required by the Delaware Act, all management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, and no Member shall have the power unilaterally to bind the Company or any of its subsidiaries.

            SECTION 8.02. Board of Managers. (a) The Board of Managers shall consist of three (3) Representatives, each of whom shall be entitled to vote, one of whom shall be designated by each Member. In addition, each Member shall designate an alternate representative ("Alternate

Representative") who shall have the capacity to act in place of that Member's Representative in such person's absence. In the event of a Transfer by a Member of its entire Membership Interest pursuant to Article X, effective at the time of such Transfer, (i) such Member's Representative shall automatically be removed from the Board of Managers and (ii) the transferee of such Membership Interest shall be permitted to designate a Representative and an Alternative Representative to the Board of Managers. Such transferee shall promptly notify the other Members as to the names of the Persons who such transferee has designated as its Representative and Alternate Representative on the Board of Managers.

            (b) Each Representative and Alternate Representative may be removed and replaced, with or without cause, at any time by the Member designating him or her, but, except as provided in Section 8.02(a), may not be removed or replaced by any other means. A Member who removes its Representative or Alternate Representative from the Board of Managers shall promptly notify the other Members as to the names of its replacements.

            SECTION 8.03. Meetings. (a) Except as set forth in Section 8.03(h), all actions of the Board of Managers shall be taken at meetings of the Board of Managers in accordance with this Section 8.03.

            (b) As soon as practicable after the appointment of the Representatives, the Board of Managers shall meet for the purpose of organization, the election of officers and the transaction of other business.

            (c) Regular meetings of the Board of Managers shall be held at such times as the Board of Managers shall from time to time determine, but no less frequently than once in each Fiscal Quarter; provided that an annual meeting of the Board of Managers (which annual meeting shall count as one of the regular quarterly meetings) shall be held no later than June 30 of each Fiscal Year.

            (d) Special meetings of the Board of Managers shall be held whenever called by any Representative. Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board of Managers.

            (e) The Board of Managers may hold its meetings at such place or places as the Board of Managers may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

            (f) Notices of regular meetings of the Board of Managers or of any adjourned meeting shall be given at least two weeks prior to such meeting, unless otherwise agreed by each Representative. Notices of special meetings of the Board of Managers shall be mailed by the Secretary to each member of the Board of Managers addressed to him or her at his or her usual place of business, so as to be received at least two Business Days before the day on which such meeting is to be held, or shall be sent to him or her by telegraph, cable, facsimile or other form of recorded communication or be delivered personally, by overnight courier or by telephone so as to be received not later than two Business Days before the day on which such meeting is to be held. Such notice shall include the purpose, time and place of such meeting and shall set forth in reasonable detail the matters to be considered at such meeting. However, notice of any such meeting need not be given to any member of the Board of Managers if such notice is waived by him or her in writing or by telegraph, cable, facsimile or other form of recorded communication, whether before or after such meeting shall be held, or if he or she shall be present at such meeting.

            (g) Action by Communication Equipment. The members of the Board of Managers may participate in a meeting of the Board of Managers by means of video or telephonic conferencing or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

            (h) Unanimous Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Representatives consent thereto in writing and such writing is filed with the minutes of the proceedings of the Board of Managers.

            (i) Organization. Meetings of the Board of Managers shall be presided over by a chair, who will be a member of the Board of Managers selected by a majority of the Board of Managers. The Secretary of the Company or, in the case of his or her absence, any person whom the person presiding over the meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

            SECTION 8.04. Compensation. Unless the Members otherwise agree, no Person shall be entitled to any compensation from the Company in connection with his or her services as a Representative.

            SECTION 8.05. Quorum. (a) Quorum for Super Majority Decisions. At all meetings of the Board of Managers, the quorum required for the transaction of any business that constitutes a Super Majority Decision shall be the presence, either in person or by proxy, of the Representative or Alternative Representative of each Member.

            (b) Quorum for Other Decisions. At all meetings of the Board of Managers, the quorum required for the transaction of any business that does not constitute a Super Majority Decision shall be the presence, either in person or by proxy, of a majority of all the Representatives (or Alternate
Representatives) on the Board of Managers.

            SECTION 8.06. Voting. (a) General. Each Representative, or in his or her absence, the Member's Alternate Representative, shall be entitled to cast one vote on all matters coming before the Board of Managers. In exercising their voting rights under this Agreement, the Representatives may act by proxy.

            (b) Super Majority Decisions. All Super Majority Decisions to be decided by the Board of Managers shall be approved by the affirmative vote equal to seventy-five percent (75%) or more of the Percentage Interests in the Company cast by the Representatives (or Alternate Representatives) who are present, either in person or by proxy, at a duly called meeting of the Board of Managers at which a quorum for Super Majority Decisions is present.

            (c) Other Decisions. All matters other than Super Majority Decisions to be decided by the Board of Managers shall be approved by the affirmative vote of a majority (i.e., greater than 50%) of the Percentage Interests in the Company cast by the Representatives (or Alternate Representatives) who are present, either in person or by proxy, at a duly called meeting of the Board of Managers at which a quorum is present. However, for an amendment of a division agreement or for the approval of a decrease in the Company division of any existing tariff rate, PEPL must concur therein, provided that at such time as PEPL or its Affiliates owns an interest in a pipeline that is in competition with the Company, this provision shall not apply.

            SECTION 8.07. Matters Constituting Super Majority Decisions. Subject to the provisions of Section 8.06(b), each of the following matters, and only the following matters, shall constitute a "Super Majority Decision" which requires the approval of the Board of Managers pursuant to Section 8.06(b):

            (a) Any reorganization, merger, consolidation or similar transaction between (i) the Company or any subsidiary and (ii) any Person (other than a direct or indirect wholly owned subsidiary of the Company, provided that such action does not alter the then current income tax characteristics of the Company) or any sale or lease of all or substantially all of the Company's assets to any Person (other than a direct or indirect wholly owned subsidiary of the Company);

            (b) The admission of a new Member or the issuance of any additional Membership Interest or other equity interests to any Person, including any existing Member, or any other transaction or series of transactions having the effect of changing a Member's Percentage Interest (other than as a result of a Transfer of an existing Member's Membership Interest pursuant to Article X or
Section 4.06);

            (c) Amendment or termination of this Agreement;

            (d) Amending the Company Leverage Policy, set forth in Section 8.10; incurring any Indebtedness in excess of the limits set forth in Section 8.10(c)(ii);

            (e) The engagement by the Company in any business other than the ownership and operation of the Centennial Line;

            (f) Subject to Section 6.07, the initiation or settlement of any litigation, arbitration or other legal proceedings on behalf of the Company relating to a matter involving a cost to the Company in excess of $1,000,000;

            (g) Capital Expenditures in excess of $15,000,000, excluding the phased expansion of the Centennial Line (such phased expansion consisting of the increase in average daily throughput to at least three hundred twenty thousand barrels per day (320,000 bpd);

            (h) The establishment of new tariff rates and the establishment of the Company's division of any new tariff rates, other than those listed on
Schedule 11.4(a) to the Formation Agreement or as may be required by FERC regulation or order;

            (i) Settlement of any FERC proceedings;

            (j) Initiation, compromise or settlement of any litigation involving any Member of the Company, provided that in such instance the vote of the Member named in such litigation shall not be considered in determining the percentage required for a Super Majority Decision;

            (k) Establishment of any connections to the Centennial Line, including any extensions or laterals and any terminals, other than (i) the connections needed for movements on the Marathon Ashland Pipe Line LLC system at points on the Centennial Line in Illinois, (ii) the connections needed for movements on the TEPPCO system at Creal Springs, Illinois; and (iii) in addition to the connections specified in clause (i) and (ii) above, the connections and terminal facilities located along the Centennial Line for throughput volumes at such terminals of up to 105,000 barrels per day; and

            (l) The requirement that the Members make capital contributions in excess of $3,000,000 per Member per Fiscal Year, other than those described in Articles IX and XI of the Formation Agreement or Section 8.15 of this LLC Agreement.

            SECTION 8.08. Annual Capital Budget. (a) In Fiscal Year 2000 and in each Fiscal Year thereafter, the Company shall timely prepare or cause to be prepared a draft capital budget (the "Draft Annual Capital Budget") for the following Fiscal Year, which shall set forth in reasonable line item detail the proposed Capital Expenditures of the Company and its subsidiaries for such following Fiscal Year. Copies of the Draft Annual Capital Budget shall be provided to each Member and to the Board of Managers. No later than the last regular meeting of the Board of Managers for a Fiscal Year, the Officers shall present to the Board of Managers the Draft Annual Capital Budget for the following Fiscal Year for the Board of Managers' review, consideration and approval, with such additions, deletions and changes thereto as the Board of Managers shall deem necessary. Upon its approval by the Board of Managers (and taking into account any additions, deletions or other changes deemed necessary by the Board of Managers) the Draft Annual Capital Budget for a Fiscal Year shall become the "Annual Capital Budget" for such Fiscal Year.

            (b) In Fiscal Year 2001 and in each Fiscal Year thereafter, no later than August 30 of each such Fiscal Year, the Board of Managers shall review the Annual Capital Budget for such Fiscal Year and shall make such additions, deletions and changes thereto as the Board of Managers shall deem necessary.

            SECTION 8.09. Business Plan. In Fiscal Year 2000 and in each Fiscal Year thereafter, the Company shall timely prepare or cause to be prepared a draft business plan (the "Draft Business Plan") for the next three Fiscal Years. Copies of the Draft Business Plan shall be provided to each Member and to the Board of Managers. No later than the last regular meeting of the Board of Managers for a Fiscal Year, the Officers shall present to the Board of Managers the Business Plan for their review, consideration and approval, with such additions, deletions and changes thereto as the Board of Managers shall deem necessary. Upon its approval by the Board of Managers (and taking into account any such additions, deletions or other changes deemed necessary by the Board of Managers), the Draft Business Plan for a Fiscal Year shall become the "Business Plan" for such Fiscal Year.

            SECTION 8.10 Leverage Policy. For purposes of this Agreement the leverage policy of the Company shall be based upon the following general principles (the "Company Leverage Policy"):

            (a) The Company and its subsidiaries intend to operate without financial leverage, either on balance sheet (through indebtedness) or off balance sheet (through lease programs, receivable financing programs or similar financing methods), other than the principal amount from time to time outstanding and any accrued interest due and owing on the Construction Debt or the long term debt. The long term debt (the "Long Term Debt") will be the permanent project funding for the ownership and operation of the Company. It will normally consist of the principal and interest due on debt instruments whether as secured or unsecured promissory notes, loans, bonds or similar instruments, with the Lenders and any renewals, roll-overs or re-fundings thereof;

            (b) The Company and its subsidiaries intend to have available one or more revolving credit facilities, uncommitted money market credit facilities or other comparable debt facilities in such amount to provide adequate liquidity to fund the normal operation of the Company; and it is intended that the Company and its subsidiaries promptly repay any amounts borrowed under such facilities at the time of and to the extent of, any collected or available cash balances;

            (c) In furtherance of the principles enunciated in Sections 8.10(a) and 8.10(b), the Company and its subsidiaries shall not, without the unanimous consent of the Members, incur any indebtedness other than (i) borrowings under one or more revolving credit facilities, uncommitted money market credit facilities or other comparable debt facilities in reasonable amounts to fund cash deficiencies; and (ii) borrowings under the Construction Debt or the Long Term Debt, in an amount not to exceed $150,000,000 in the aggregate.

            SECTION 8.11. Company Investment Guidelines. The Company and its subsidiaries will invest surplus cash in accordance with the following general principles (the "Company Investment Guidelines"):

            (a) Funds which are deemed to be surplus by the operator of the Company pursuant to the Operating Agreement shall be invested in money market instruments. Surplus funds shall always be invested with safety of principal and liquidity foremost in mind. Yield is important but secondary to safety and liquidity considerations; and

            (b) Eligible investment types shall include commercial paper, certificates of deposit, time deposits, and repurchase agreements.

            SECTION 8.12. Requirements as to Operating Leases. The Company and its subsidiaries shall not enter into any operating lease (as determined in accordance with GAAP) if the purpose or intent of entering into such operating lease is to circumvent the Company Leverage Policy or the super majority voting requirement for Capital Expenditures of the Company set forth in Section 8.07(g).

            SECTION 8.13. Limitations on Actions Relating to the Calculation of Distributable Cash. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, without the unanimous consent of the Members, and shall cause its subsidiaries not to (a) modify, alter or amend the Company Investment Guidelines, (b) accelerate the payment of the Company's and its subsidiaries' accounts payable, (c) delay the collection of the Company's and its subsidiaries' accounts receivable or (d) take any other action, if the purpose or intent of such action is to reduce the amount of Distributable Cash in a manner that is inconsistent with the intent of the Members to maximize the amount of Distributable Cash distributions to the Members.

            SECTION 8.14. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers herein set forth.

Except as provided in this Agreement, no Officer, Representative, Alternate Representative, or any Member shall have any authority to bind the Company or any of its subsidiaries.

            SECTION 8.15. Approval of Emergency Expenditures. Notwithstanding any provisions of this LLC Agreement to the contrary, in the event of emergency, the Members authorize the Officers to make such expenditures they deem necessary to keep the Centennial Line operating, to restore the Centennial Line to operating condition or to minimize damages. Further, the Company is authorized to issue a call, without vote, for immediate capital contributions from each of the Members in such amounts as may be necessary or prudent to pay for such expenditures.

            SECTION 8.16. Business Opportunities. Nothing in this LLC Agreement shall restrict the rights of the Members to compete, and the Members are expressly permitted to compete, with the business activities of the Company; provided however, that this Section shall not relieve the Representatives or Alternate Representatives of their duties set forth herein. The Members have no obligation to bring business opportunities, whether of a nature similar to the Company's activities or otherwise, to the Company.

            SECTION 8.17 Confidential Information. No officer, director, or employee of any Member, other than its Representative or Alternate Representative on the Board of Managers, shall receive or have access to any Confidential Information of another Member, or use or otherwise disclose any Confidential Information received by the Company or another Member, except for the purposes of evaluating and implementing the transactions contemplated by this Agreement. Such Representatives or Alternate Representative may make periodic reports to the officers and boards of directors of their respective Members on a "need to know" basis, provided that no customer-specific prices, cost of pricing formulas, descriptions of customer negotiations, or marketing and strategic plans of the Company or another Member are disclosed. For the purposes of this Section 8.17, "Confidential Information" means competitively sensitive or proprietary information not independently known to a Member from sources other than the Member to which the information pertains. "Confidential Information" includes, but is not limited to, cost information, shipper information (including volume and grade), trade secrets, contract terms, price information, and strategic or marketing methods or plans.

                                   ARTICLE IX

                                    Officers

            SECTION 9.01. (a) Election, Appointment and Term of Office. The officers of the Company (the "Officers") shall initially consist solely of: a President; two Vice Presidents; an officer who shall serve as treasurer of the Company; and an officer who shall serve as secretary of the Company. Schedule 9.01(a) sets forth a list of (i) the persons who shall serve initially as the Officers of the Company, (ii) the office for which each such person is to serve and (iii) whether each such person was designated by MAP, PEPL or TEPPCO. MAP, PEPL and TEPPCO shall cause their respective Representatives to promptly approve the appointment of each person listed on Schedule 9.01(a) to the related executive office position listed on Schedule 9.01(a).

            (b) Except as otherwise determined by the Board of Managers, each Officer shall hold office until his or her death or until his or her earlier resignation or removal in the manner hereinafter provided. Except as otherwise expressly provided herein, the Officers shall have such powers and duties in the management of the Company as generally pertain to their respective offices as if the Company were a corporation governed by the general corporation law of the State of Delaware.

            (c) The Board of Managers may elect or appoint such other officers to assist and report to the Board of Managers or the existing Officers as it deems necessary. Subject to the preceding sentence, each such officer shall have such authority and shall perform such duties as may be provided herein or as the Board of Managers may prescribe. The Board of Managers may delegate to any Officer the power to choose such other officers and to prescribe their respective duties and powers.

            (d) Except as otherwise determined by the Board of Managers, if additional officers are elected or appointed during the year pursuant to Section 9.01(c), each such officer shall hold office until his or her death or until his or her earlier resignation or removal in the manner hereinafter provided.

            SECTION 9.02. Resignation, Removal and Vacancies. (a) Any Officer may resign at any time by giving written notice to the President or the Secretary of the Company, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Board of Managers. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

            (b) All Officers and agents elected or appointed by the Board of Managers shall be subject to removal at any time by the Board of Managers with or without cause.

            (c) Vacancies in all Officer positions shall be filled by the Board of Managers pursuant to vote in accordance with Section 8.06(c). Prior to the meeting at which the Board of Managers is to vote upon the filling of a vacancy in an Officer position, each Member shall send to the other Members a notice which discloses the name, if any, and details of the candidate for the vacant Officer position that the Representatives of the nominating Member will nominate and vote in favor of for such position.

                                    ARTICLE X

                        Transfers of Membership Interest

            SECTION 10.01. Restrictions on Transfers. (a) General. Except as expressly provided by this Article X, no Member shall Transfer all or any part of its Membership Interest to any Person without first obtaining the written approval of the other Members, which approval may be granted or withheld in their sole discretion. Notwithstanding anything to the contrary contained in this Agreement, no Transfer by a Member of its Membership Interest to any Person shall be made except to a permitted assignee hereunder.

            (b) Transfer by Operation of Law. In the event that any Member shall be party to a merger, consolidation or similar business combination transaction with a third party, or sell all or substantially all its assets to a third party, such Member may Transfer all (but not part) of its Membership Interest to such third party; provided, however, no Member shall be permitted to Transfer its Membership Interest to such third party as aforesaid if the purpose or intent of such merger, consolidation, similar business combination transaction or sale is to circumvent or avoid the application of Sections 10.01(c) and 10.04 to the Transfer of the Membership Interest to such third party.

            (c) Transfer by Sale to Third Party. A Member may sell all (but not part) of its Membership Interest to any Person (other than in a Transfer pursuant to Section 10.01(b) or Section 10.01(d)) if (i) it shall first have offered the other Members the opportunity to purchase such Membership Interest pursuant to the purchase rights procedures set forth in Section 10.04, and (ii) such sale is completed within the time periods specified in Section 10.04.

            (d) Transfer to Wholly Owned Subsidiary. A Member may Transfer all (but not part) of its Membership Interest at any time to a wholly owned subsidiary of such Member if (i) such Member shall have received an opinion from tax counsel acceptable to all Members that such Transfer will not result in a termination of the status of the Company as a partnership for Federal income tax purposes and (ii) the transferring Member enters into an agreement with the other Members providing that so long as such wholly owned subsidiary holds such transferring Member's Membership Interest, such wholly owned subsidiary shall remain a wholly owned subsidiary of such transferring Member.

            (e) Consequences of Permitted Transfers. (i) In connection with any Transfer by a Member to a third party transferee pursuant to Section 10.01(c),
(A) such third party transferee shall at the time of such Transfer become subject to all of such transferring Member's obligations hereunder and shall succeed to all of such transferring Member's rights hereunder and (B) such transferring Member shall be relieved of all of its obligations hereunder other than with respect to any default hereunder by such transferring Member that occurred prior to the time of such Transfer.

                  (ii) In connection with any Transfer by a Member to a wholly owned subsidiary of such Member pursuant to Section 10.01(d), (A) such wholly owned subsidiary shall at the time of such Transfer become subject to all of such Member's obligations hereunder and shall succeed to all of such Member's rights hereunder and (B) such Member shall not be relieved of its obligations hereunder without the prior written consent of the other Members, which consent shall not be unreasonably withheld or delayed.

                  (iii) Consequences of an Unpermitted Transfer. Any Transfer of a Member's Membership Interest made in violation of the applicable provisions of this Agreement shall be void ab initio and without legal effect.

            SECTION 10.02. Conditions for Admission. No transferee of the Membership Interest of any Member shall be admitted as a Member hereunder unless
(a) such Membership Interest are Transferred to a Person in compliance with the applicable provisions of this Agreement, and (b) such transferee shall have executed and delivered to the Company such instruments as the non-Transferring Members deem necessary or desirable in its reasonable discretion to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee or recipient to be bound by all the terms and provisions of this Agreement with respect to the Membership Interest acquired by such transferee.

            SECTION 10.03. Allocations and Distributions. Subject to applicable Treasury Regulations, upon the Transfer of all the Membership Interest of a Member as herein provided, the Profit and Loss of the Company attributable to the Membership Interest so transferred for the Fiscal Year during which such Transfer occurs shall be allocated between the transferor and transferee as of the date set forth on the written assignment, and such allocation shall be based upon any permissible method agreed to by the Members that is provided for in Code Section 706 and the Treasury Regulations issued thereunder. Except as otherwise expressly provided in Section 10.01(e)(iii) above, distributions shall be made to the holder of record of the Membership Interest on the date of distribution.

            SECTION 10.04. Purchase Rights Procedures. (a) If a Member (the "Selling Member") desires to sell all (but not part) of its Membership Interest pursuant to Section 10.01(c), then the Selling Member shall give notice (the "Offer Notice") to the other Members, identifying the proposed purchaser, who, except in the case of a current Member, shall have sufficient financial strength (defined as a debt rating of BBB- or better by Standard & Poors, or the equivalent from other reputable advising firms) from whom it has received a bona fide offer and setting forth the proposed sale price (which shall be payable only in cash), payment terms and other material terms under which the Selling Member is proposing to sell such Membership Interest to the proposed purchaser. No such sale shall encompass or be conditioned upon the sale or purchase of any property other than such Membership Interest. The other Members shall have 60 days from receipt of the Offer Notice to elect, by notice to the Selling Member, to purchase their pro rata share of the Membership Interest offered for sale on the terms and conditions set forth in the Offer Notice. If one or more, but less than all, of the other Members reject the offer, the Members accepting the offer shall have ten (10) days to elect to purchase the Membership Interest pro rata (or such other ratio as they may agree) in accordance with the terms of the proposal.

            (b) If one or more Members makes such election, the notice of election shall state a closing date not later than 90 days (or 270 days in the case where such parties have received a second request for information from the Federal agency investigating the proposed sale pursuant to any HSR Act filing required as a result of such proposed sale) after the date of the Offer Notice.

            (c) If one or more of the other Members do not give notice within the 60-day period following the Offer Notice from the Selling Member that they elect to purchase the Membership Interest, the Selling Member may, within 120 days after the end of such 60-day period (or 270-day period in the case where such parties have received a second request for information from the Federal agency investigating the proposed sale pursuant to any HSR Act filing required as a result of such proposed sale), sell such Membership Interest to the identified purchaser on terms and conditions set forth in such Offer Notice. In the event the Selling Member shall desire to offer the Membership Interest for sale on terms and conditions other than those previously set forth in an Offer Notice, the procedures set forth in this Section 10.04 must again be initiated and applied with respect to the terms and conditions as modified.

            SECTION 10.05. Restriction on Resignation or Withdrawal. Except in connection with a Transfer permitted pursuant to Section 10.01, no Member shall resign or withdraw from the Company without the consent of the other Members. Any purported resignation or withdrawal from the Company in violation of this
Section 10.05 shall be null and void and of no force or effect.

                                   ARTICLE XI

                   Liability, Exculpation and Indemnification

            SECTION 11.01. Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability in respect of the debts, obligations and liabilities of the Company in excess of (a) the amount of its capital contributions, (b) its share of any assets and undistributed profits of the Company, and (c) the amount of any distributions wrongfully distributed to it.

            SECTION 11.02. Exculpation. (a) No Covered Person shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (EVEN IF SUCH ACTION OR FAILURE TO ACT CONSTITUTED THE NEGLIGENCE OF SUCH PERSON) on behalf of the Company within the scope of the authority conferred on such Person pursuant to this LLC Agreement unless such act or omission was performed or omitted fraudulently or constituted gross negligence, a reckless disregard of duty, or willful misconduct.

            SECTION 11.03. Indemnification. (a) To the fullest extent permitted by law, each Covered Person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of his status as a Covered Person, regardless of whether such Person continues to be a Covered Person at the time any such liability or expense is paid or incurred, unless the act or failure to act giving rise to indemnity hereunder was performed or omitted fraudulently or constituted gross negligence, a reckless disregard of duty, or willful misconduct.

            (b) Expenses incurred by any Covered Person in defending any claim with respect to which such Covered Person may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys' fees and disbursements) shall, to the maximum extent permitted by law, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Covered Person to repay the advanced amount of such expenses unless it is determined ultimately that the Covered Person is entitled to indemnification by the Company under Section 11.03(a).

            (c) Notwithstanding anything in this Section 11.03 to the contrary, no Covered Person shall be indemnified in respect of any claim, action, suit or proceeding initiated by such Covered Person or his personal or legal representative, or which involved the voluntary solicitation or intervention of such Person or his personal or legal representative other than an action to enforce indemnification rights hereunder or any action initiated with the approval of a majority of the Board of Managers.

            (d) The indemnification provided in this Section 11.03 is for the benefit of the Covered Persons and shall not be deemed to create any right to indemnification for any other persons except that in the event of any Covered Person's death, such rights shall extend to such Covered Person's heirs and personal representatives.

            SECTION 11.04. Insurance. The Company may purchase and maintain insurance on behalf of the Members, the Board of Managers, and such other persons as the Board of Managers shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this LLC Agreement.

                                   ARTICLE XII

                                     Duties

            SECTION 12.01. Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (INCLUDING FIDUCIARY DUTIES) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this LLC Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this LLC Agreement. The provisions of this LLC Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

                                  ARTICLE XIII

                          Dispute Resolution Procedures

            SECTION 13.01. Scope. The Members will attempt in good faith to resolve any Dispute arising out of, relating to or in connection with this LLC Agreement in accordance with this Article XIII. Without limiting the generality of the foregoing, the following are considered Disputes: (a) all questions relating to the breach of any obligation, covenant or condition herein; (b) all questions relating to any representations, negotiations and other proceedings leading to the execution hereof; (c) the denial or rejection of a claim or demand of any other party, (d) all questions relating to the causes, validity or circumstances of the termination of this LLC Agreement; and (e) all questions as to whether Disputes are to be resolved pursuant to the provisions of this
Article XIII. The Members' obligation to resolve Disputes pursuant to this
Article XIII shall survive the termination of this LLC Agreement.

            SECTION 13.02. Negotiation. The Members will promptly seek to resolve any Dispute by negotiations between senior executives of the Members who have authority to settle the controversy. When a Member believes there is a Dispute under this LLC Agreement, that Member will give the other Members written notice of the Dispute. Within twenty (20) days after the date of such notice, the receiving Member shall submit to the others a written response. The notice and response shall include (a) a statement of each Member's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that Member. The executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If a Member's executive intends to be accompanied at a meeting by an attorney, the other party shall be given at least three (3) Business Days' notice of such intention and may be accompanied by an attorney. All negotiations pursuant to this Section 13.02 shall be held confidential by each party, and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence.

            SECTION 13.03. Arbitration. If the Dispute has not been resolved within sixty (60) days after the date of the notice given pursuant to Section 13.02, or if any Member fails or refuses to participate in the negotiations described in Section 13.02, the Dispute shall be finally settled by arbitration conducted expeditiously in accordance with the then current Rules of Practice and Procedure for the arbitration of commercial disputes of American Arbitration Association or any successor thereto ("AAA"), by three independent and impartial arbitrators selected by the AAA. The arbitration will be binding and non-appealable, and shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, to the exclusion of any provision of state law inconsistent therewith and which would produce a different result, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. The arbitrators shall apply the substantive law of the State of Delaware, exclusive of its conflict of law rules. The arbitrators are empowered to award only compensatory damages (including attorneys' and experts' fees and interest), and each Member hereby irrevocably waives any damages in excess of compensatory damages (including attorneys' and experts' fees and interest), including a waiver of any loss of profits, special, exemplary, consequential, punitive or multiple damages. The arbitrators are also empowered to render decisions declaratory of the Members' respective rights and obligations under this Agreement.

            SECTION 13.04. Extensions. All deadlines specified in this Article XIII may be extended by mutual written agreement.

            SECTION 13.05. Continuing Obligations. Each Member is required to continue to perform its obligations under this LLC Agreement pending final resolution of any Dispute.

            SECTION 13.06. Injunctive Relief. Unless otherwise set forth herein, the procedures specified in this Article XIII shall be the sole and exclusive procedures for the resolution of Disputes between the Members arising out of or relating to this LLC Agreement; provided, however, that a Member may seek a preliminary injunction or other preliminary legal or equitable relief if in the judgment of that party such action is necessary to avoid irreparable damage or to preserve the status quo. The Members agree that irreparable damage would occur in the event that any of the provisions of this LLC Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Members shall be entitled to an injunction or injunctions to prevent breaches of this LLC Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Chancery Court; provided that if the Delaware Chancery Court does not have jurisdiction with respect to such matter, the Members shall be entitled to enforce specifically the terms and provisions of this LLC Agreement in any court of the United States in the State of Texas or in any Texas state court, located in Harris County, Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Members (i) consents to submit itself to the personal jurisdiction of the Delaware Chancery Court, any Federal Court in the State of Texas or in any Texas state court, located in Harris County, Texas, in the event that any dispute arises out of this LLC Agreement or any of the transactions contemplated by this LLC Agreement; (ii) agrees to appoint and maintain an agent in the State of Delaware and the State of Texas for service of legal process, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not plead or claim in court that any action relating to this LLC Agreement or any of the transactions contemplated by this LLC Agreement in any such court has been brought in an inconvenient forum and (v) agrees that it will not initiate any action relating to this LLC Agreement or any of the transactions contemplated by this LLC Agreement in any court other than (1) the Delaware Chancery Court, or (2) if the Delaware Chancery Court does not have jurisdiction with respect to such action, a Texas Federal court or state court, located in Harris County, Texas. Despite the initiation of any such judicial proceedings, the Members will continue to participate in good faith in the procedures specified in this Article XIII. As between the Members, all applicable statutes of limitation shall be tolled while the procedures specified in this Article XIII are pending and the Members will take any and all actions required to effectuate such tolling.

                                   ARTICLE XIV

                           Dissolution and Termination

            SECTION 14.01. Dissolution. The Company shall be dissolved and its business and affairs wound up upon the earliest to occur of any one of the following events:

            (a) The expiration of the Term of the Company;

            (b) The sale or other disposition of all or substantially all the property of the Company;

            (c) The written consent of all Members;

            (d) The bankruptcy, involuntary liquidation or dissolution of any Member;

            (e) An event described in Section 18-801(a)(4) of the Delaware Act;

            (f) The entry of a decree of judicial dissolution pursuant to
Section 18-802 of the Delaware Act; or

            (g) An event which results in the termination of the Formation Agreement as set forth in Section 13.1 of such agreement.

The bankruptcy, involuntary liquidation or dissolution of a Member shall cause that Member to cease to be a member of the Company. Except as provided in this paragraph, and to the fullest extent permitted by the Delaware Act, the occurrence of an event that causes a Member to cease to be a member of the Company shall not cause the Company to be dissolved or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

            SECTION 14.02. Winding Up of Company. Upon dissolution pursuant to
Section 14.01 above, the Company's business shall be liquidated in an orderly manner. The Board of Managers shall act as the liquidating trustee (unless the Board of Managers elects to appoint a liquidating trustee) to wind up the affairs of the Company pursuant to this LLC Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members or their successors-in-interest.

            SECTION 14.03. Liquidating Distributions. All amounts distributed to the Members in connection with the winding up and liquidation of the Company shall be distributed (i) if before the Commencement Date in accordance with
Article XIII of the Formation Agreement and (ii) if after the Commencement Date, first to the Members in accordance with their respective Capital Account balances, adjusted pursuant to Article VI for all Company operations and gains and losses on the sale of the Company assets up to and including the date of such distribution and thereafter in accordance with their respective Percentage Interests. In the event the liquidating trustee determines that it is necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them as a tenant in common an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Members in accordance with Article V if such property were sold for an amount of cash equal to the then Agreed Value of such property, as determined and approved by the Board of Managers, and the gains or losses that would occur on such sales are charged or credited to the Members' Capital Accounts.

            SECTION 14.04. Termination of Company. The Company shall terminate when all assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this LLC Agreement, and the Certificate of Formation shall have been canceled in the manner provided by the Delaware Act.

                                   ARTICLE XV

                                  Miscellaneous

            SECTION 15.01. Notices. Any notice, consent or approval to be given under this LLC Agreement shall be in writing and shall be deemed to have been given if delivered: (i) personally by a reputable courier service that requires a signature upon delivery; (ii) by mailing the same via registered or certified first-class mail, postage prepaid, return receipt requested; or (iii) by telecopying the same with receipt confirmation (followed by a first-class mailing of the same) to the intended recipient. Any such writing will be deemed to have been given: (a) as of the date of personal delivery via courier as described above; (b) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (c) as of the date and time electronically transmitted in the case of telecopy delivery as described above, in each case addressed to the intended party at the address set forth below:

      To the Board of Managers:

      Centennial Pipeline LLC
      539 South Main Street
      Findlay, Ohio 45840
      Attn: Secretary
      Phone: (419) 421-3275
      Fax: (419) 421-3578

      To PEPL:

      Panhandle Eastern Pipe Line Company
      5444 Westheimer Road, Suite 500
      Houston, Texas 77056-5306
      Attn: General Counsel
      Phone: (713) 989-7560
      Fax: (713) 989-1189

      To TEPPCO:

      TE Products Pipeline Company, Limited Partnership
      P. O. Box 2521
      Houston, Texas 77252-2521
      Attn: President
      Phone: (713) 759-3500
      Fax: (713) 759-3957

      with a copy to:

      TE Products Pipeline Company, Limited Partnership
      P. O. Box 2521
      Houston, Texas 77252-2521
      Attn: General Counsel
      Phone: (713) 759-3968
      Fax: (713) 759-3645

Any party may designate different addresses or telecopy numbers by notice to the other parties.

            SECTION 15.02. Merger and Entire Agreement. This LLC Agreement (including any Exhibits and Schedules attached hereto), together with the Transaction Documents (including the exhibits, schedules and appendices thereto), constitutes the entire agreement of the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between this LLC Agreement and any other Transaction Document, the terms hereof shall control.

            SECTION 15.03. Assignment. A Member shall not assign all or any of its rights, obligations or benefits under this LLC Agreement to any third party other than (i) in connection with a Transfer of its Membership Interest pursuant to Article X, or (ii) with the prior written consent of the


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

other Members, which consent may be withheld in such Members' sole discretion, and any attempted assignment not in compliance with this Section 16.03 shall be void ab initio.

            SECTION 15.04. Parties in Interest. This LLC Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, legal representatives and permitted assigns.

            SECTION 15.05. Counterparts. This LLC Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 15.06. Amendment; Waiver. This LLC Agreement may not be amended except in a written instrument signed by each of the Members and expressly stating it is an amendment to this LLC Agreement. Any failure or delay on the part of any Member in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

            SECTION 15.07. Severability. If any term, provision, covenant, or restriction of this LLC Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this LLC Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by applicable law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity or unenforceability.

            SECTION 15.08. GOVERNING LAW. THIS LLC AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. THIS LLC AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH SECTION 18-1101 OF THE DELAWARE ACT. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

            SECTION 15.09. Creditors. None of the provisions of this LLC Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

            SECTION 15.10. No Bill for Accounting. In no event shall any Member have any right to file a bill for an accounting or any similar proceeding.

            SECTION 15.11. Waiver of Partition. Each Member hereby waives any right to partition of the Company property.

            SECTION 15.12. Table of Contents, Headings and Titles. The table of contents and section headings of this Agreement and titles given to Exhibits and Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

            SECTION 15.13. Use of Certain Terms; Rules of Construction. As used in this LLC Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this LLC Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision. Whenever the context may require, any pronoun used in this LLC Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the terms of this LLC Agreement require the Company to take or refrain from taking any action, such terms shall be deemed to contemplate action or restraint by the Company through its operator, pursuant to the Operating Agreement. Each Member agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this LLC Agreement or any other agreement or document referred to herein.

            SECTION 15.14. Holidays. Notwithstanding any deadline for payment, performance, notice or election under this LLC Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

            SECTION 15.15. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this LLC Agreement.

            IN WITNESS WHEREOF, this LLC Agreement has been duly executed by the Members as of the day and year first above written.


MARATHON ASHLAND PETROLEUM LLC

By  /s/  GARY R. HEMINGER
    ---------------------------------------------------
    Name: Gary R. Heminger
    Title: Senior Vice President, Business Development


PANHANDLE EASTERN PIPE LINE COMPANY

By  /s/  CHRISTOPHER A. HELMS
    ---------------------------------------------------
    Name: Christopher A. Helms
    Title: President and Chief Operating Officer

TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP
By:  Texas Eastern Products Pipeline Company, LLC, its general partner


By  /s/  William L. Thacker
    ---------------------------------------------------
    Name: William L. Thacker
    Title: Chairman, President and Chief Executive Officer

                             CENTENNIAL PIPELINE LLC

                                  LLC AGREEMENT

                                SCHEDULE 9.01(A)
                                INITIAL OFFICERS

            President                                   C. A. Helms
            Vice President                              W. L. Thacker
            Vice President                              G. R. Heminger
            Vice President                              S. E. Elbin
            Secretary                                   J. L. Benson
            Assistant Secretary                         J. M. Minard
            Treasurer                                   R. R. Young
            Assistant Treasurer                         K. E. Abel


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